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                                                                    EXHIBIT 99.1

[ABAXIS LOGO]



Contact:       Clint Severson               RCG Capital Markets Group
               Chief Executive Officer      Retail: Joe Dorame
               ABAXIS, Inc.                 Institutional/Analysts: Joe Diaz
               510-675-6501                 Media: Jeff Stanlis
                                            480-675-0400


                                                           FOR IMMEDIATE RELEASE


                     ABAXIS ANNOUNCES $5.8 MILLION FINANCING

Union City, California -- April 9, 2002 -- ABAXIS, Inc. (NASDAQ: ABAX), a medical products company manufacturing point-of-care blood analysis systems, announced today it has completed a private financing that has raised approximately $5.8 million. Of that amount, $3.75 million was sold during the fiscal year that ended March 31, 2002. ABAXIS issued convertible preferred stock that may be converted to common stock at a fixed conversion price of $6.50 per share. The convertible preferred stock has a 6.5% coupon that is payable semiannually and will automatically convert into common stock no later than six years after the issuance of the preferred stock. For each $1,000 invested in the convertible preferred stock, each investor will receive a warrant to purchase 50 shares of common stock valid for five years at a per share exercise price of $7.00. The company has agreed to file a resale registration statement covering the underlying common stock in the next 30 days. After accounting for fees and expenses associated with its financial and legal advisers, ABAXIS received approximately $5.3 million in net proceeds from the offering, which will be used for general working capital purposes.

"We are very pleased that there is a continued recognition of ABAXIS' operating performance, which has enabled us to raise additional capital at a premium to our current common stock price in this difficult equity market," commented Clint Severson, Chairman, President and Chief Executive Officer of ABAXIS. "The new equity capital paves the way for us to broaden our penetration into the medical market while aggressively competing in the veterinary market."

    ABAXIS develops, manufactures and markets portable blood analysis systems for use in any patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 6.9 kilogram, portable analyzer and a series of 8-cm diameter single-use plastic disks, called reagent discs that contain all the reagents necessary to perform a fixed menu of tests. The system can be operated with minimal training and perform multiple tests on whole blood using either venous or fingerstick samples. The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory.

This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to the market acceptance of the ABAXIS' products and the continuing development of its products, risks associated with manufacturing and distributing its products on a commercial scale, risks associated with entering the human diagnostic market on a larger scale, risks involved in carrying of inventory, risks associated with the ability to attract and retain competent sales personnel, general market conditions, competition, risks and uncertainties related to its ability to raise capital in order to fund its operations and other risks detailed from time to time in ABAXIS' periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.